Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and the financial statement schedules of Kemper Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated February 20, 2019, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018 (which report expresses an unmodified opinion and includes an explanatory paragraph relating to a change in accounting principle for the recognition and measurement of equity securities).

/s/ Deloitte & Touche LLP
Chicago, Illinois
May 2, 2019